PARTICIPATION AGREEMENT

Among

EQUITABLE FINANCIAL LIFE INSURANCE COMPANY

EQUITABLE FINANCIAL LIFE INSURANCE COMPANY OF AMERICA

FUND

ADVISER

and

DISTRIBUTOR

THIS AGREEMENT, made and entered into as of this 7th day of January, 2022, by and among EQUITABLE FINANCIAL LIFE INSURANCE COMPANY, a New York life insurance company, and EQUITABLE FINANCIAL LIFE INSURANCE COMPANY OF AMERICA, an Arizona life insurance company (collectively, the “Company” and each, an “Insurer”) on its own behalf and on behalf of its separate accounts (the “Accounts”); PRINCIPAL VARIABLE CONTRACTS FUNDS, INC., an open-end management investment company organized under the laws of Maryland (the “Fund”); PRINCIPAL GLOBAL INVESTORS, LLC (the “Adviser”), a Delaware limited liability company; and PRINCIPAL FUNDS DISTRIBUTOR, INC. (the “Distributor”), a Washington corporation.

WHEREAS, the Fund engages in business as an open-end management investment company and is available to act as the investment vehicle for separate accounts established for variable life insurance policies and/or variable annuity contracts (collectively, the “Variable Insurance Products”) to be offered by insurance companies (hereinafter “Participating Insurance Companies”); and

WHEREAS, the beneficial interest in the Fund is divided into several series of shares, each designated a “portfolio” and representing the interest in a particular managed portfolio of securities and other assets; and

WHEREAS, the Fund is able to rely on an order from the Securities and Exchange Commission (hereinafter the “SEC”) granting Participating Insurance Companies and variable annuity and variable life insurance separate accounts exemptions from the provisions of sections 9(a), 13(a), 15(a), and 15(b) of the Investment Company Act of 1940, as amended, (hereinafter the “1940 Act”) and Rules 6e-2(b)(15) and 6e-3(T)(b)(15) thereunder, to the extent necessary to permit shares of the Fund to be sold to and held by variable annuity and variable life insurance separate accounts of life insurance companies that may or may not be affiliated with one another and qualified pension and retirement plans as defined in Treas. Reg. §1.817-5(3)(iii) (“Qualified Plans”) (hereinafter the “Mixed and Shared Funding Exemptive Order”); and

Classification: Company Confidential

WHEREAS, the Fund is registered as an open-end management investment company under the 1940 Act and shares of the portfolios are registered under the Securities Act of 1933, as amended (hereinafter the “1933 Act”); and

WHEREAS, the Adviser is duly registered as an investment adviser under the Investment Advisers Act of 1940, as amended; and

WHEREAS, the Distributor is duly registered as a broker-dealer under the Securities Exchange Act of 1934, as amended, (the “1934 Act”) and is a member in good standing of the Financial Industry Regulatory Authority (“FINRA”); and

WHEREAS, the Company has issued and plans to continue to issue certain variable life insurance policies and/or variable annuity contracts supported wholly or partially by the Accounts (the “Contracts”), and the Contracts are listed on Schedule A attached hereto and incorporated herein by reference, as such schedule may be amended from time to time by mutual written agreement of the parties; and

WHEREAS, each Account is a duly organized, validly existing segregated asset account, established by resolution of the Board of Directors of the Company under the insurance laws of the State of New York, or Arizona, as applicable, to set aside and invest assets attributable to the Contracts; and

WHEREAS, to the extent permitted by applicable insurance laws and regulations, the Company intends to purchase shares in the Portfolios listed on Schedule B attached hereto and incorporated herein by reference, as such schedule may be amended from time to time by mutual written agreement of the parties (the “Portfolios”), on behalf of the Accounts to fund the Contracts, and the Distributor is authorized to sell such shares to unit investment trusts such as the Accounts at net asset value; and

WHEREAS, to the extent permitted by applicable insurance laws and regulations, the Company also intends to continue to purchase shares in other open-end investment companies or series thereof not affiliated with the Fund (the “Unaffiliated Funds”) on behalf of the Accounts to fund the Contracts.

NOW, THEREFORE, in consideration of their mutual promises, the Company, the Fund, the Distributor and the Adviser agree as follows:

ARTICLE I. Sale of Fund Shares

1.1     The Distributor agrees to sell to the Company those shares of the Portfolios which the Account orders, executing such orders on each Business Day at the net asset value next computed after receipt by the Fund or its designee of the order for the shares of the Portfolios, subject to the terms and conditions set forth in the Fund’s then-current prospectus. For purposes of this Section 1.1, the Company shall be the designee of the Fund for receipt of such orders and receipt by such designee shall constitute receipt by the Fund, provided that the Fund receives

Classification: Company Confidential

notice of any such order by 8:30 a.m. Eastern time on the next following Business Day. “Business Day” shall mean any day on which the New York Stock Exchange is open for trading and on which a Portfolio calculates its net asset value pursuant to the rules of the SEC and the Fund’s then-current prospectus.

1.2.     The Fund agrees to make shares of the Portfolios available for purchase at the applicable net asset value per share by the Company and the Accounts on those days on which the Fund calculates its Portfolios’ net asset value pursuant to rules of the SEC, and the Fund shall calculate such net asset value on each day on which the New York Stock Exchange is open for trading. Notwithstanding the foregoing, the Fund may refuse to sell shares of any Portfolio to any person, or suspend or terminate the offering of shares of any Portfolio if such action is required by law or by regulatory authorities having jurisdiction or is, in the sole discretion of the Fund acting in good faith, necessary or appropriate in the best interests of the shareholders of such Portfolio. All orders received by the Company shall be subject to the terms of the then current prospectus of the Fund, including the Fund’s excessive trading policies. The Company shall use its best efforts, and shall reasonably cooperate with, the Fund to enforce stated prospectus policies regarding transactions in Portfolio shares. The Company acknowledges that orders received by it in violation of the Fund’s stated policies may be subsequently revoked or cancelled by the Fund and that the Fund shall not be responsible for any losses incurred by the Company or the Contract owner as a result of such cancellation. In addition, the Company acknowledges that the Fund has the right to refuse any purchase order for any reason, particularly if the Fund determines that a Portfolio would be unable to invest the money effectively in accordance with its investment policies or would otherwise be adversely affected due to the size of the transaction, frequency of trading, or other factors.

1.3.     The Fund will not sell shares of the Portfolios to any other Participating Insurance Company separate account unless an agreement containing provisions the substance of which are the same as Sections 2.1, 2.2 (except with respect to designation of applicable law), 3.5, 3.6, 3.7, and Article VII of this Agreement is in effect to govern such sales.

1.4.     The Fund agrees to redeem, on the Company’s request, any full or fractional shares of the Portfolios held by the Company, executing such requests on each Business Day at the net asset value next computed after receipt by the Fund or its designee of the request for redemption. For purposes of this Section 1.4, the Company shall be the designee of the Fund for receipt of requests for redemption and receipt by such designee shall constitute receipt by the Fund, provided that the Fund receives notice of any such request for redemption by 8:30 a.m. Eastern time on the next following Business Day.

1.5.     The parties hereto acknowledge that the arrangement contemplated by this Agreement is not exclusive; the Fund’s shares may be sold to other Participating Insurance Companies (subject to Section 1.3) and the cash value of the Contracts may be invested in other investment companies.

1.6.     In the event of net purchases, the Company shall pay for Fund shares by 4:00 p.m. Eastern time on the next Business Day after an order to purchase Fund shares is received in accordance with the provisions of Section 1.1 hereof. Payment shall be in federal funds transmitted by wire and for any shares redeemed the same day as the purchase.

Classification: Company Confidential

1.7.     The Fund shall pay and transmit the proceeds of redemptions of Fund shares by 4:00 p.m. Eastern Time on the next Business Day after a redemption order is received in accordance with Section 1.4 hereof; provided, however, that the Fund may delay payment in extraordinary circumstances to the extent permitted under Section 22(e) of the 1940 Act. Payment shall be in federal funds transmitted by wire for any shares purchased the same day as the redemption.

1.8.     Issuance and transfer of the Fund’s shares will be by book entry only. Stock certificates will not be issued to the Company or the Accounts. Shares purchased from the Fund will be recorded in an appropriate title for the relevant Account or the relevant sub-account of an Account.

1.9.     The Fund shall furnish same day notice (by electronic communication or telephone, followed by electronic confirmation) to the Company of any income dividends or capital gain distributions payable on a Portfolio’s shares. On the ex-dividend date, or if not a Business Day on the first Business Day thereafter, the Fund shall notify the Company of the actual amount of dividend or distribution payable per share. The Company hereby elects to receive all such income dividends and capital gain distributions as are payable on a Portfolio’s shares in additional shares of that Portfolio. The Company reserves the right to revoke this election and to receive all such income dividends and capital gain distributions in cash. The Fund shall notify the Company by the end of the next following Business Day of the number of shares so issued as payment of such dividends and distributions.

1.10.     The Fund shall make the net asset value per share for each Portfolio available to the Company on each Business Day as soon as reasonably practicable after the net asset value per share is calculated and shall use its best efforts to make such net asset value per share available by 7:00 p.m. Eastern time. In the event of an error in the computation of a Portfolio’s net asset value per share (“NAV”) or any dividend or capital gain distribution (each, a “pricing error”), the Adviser or the Fund shall notify the Company as soon as possible after discovery of the error. Such notification may be oral but shall be confirmed promptly in writing. A pricing error shall be corrected in accordance with the Fund’s policies and procedures, which comply in all material respects with applicable law. The Company shall use reasonable efforts to assist the Fund in adjusting the number of shares purchased or redeemed or otherwise complying with the Fund’s net asset value correction procedures as in effect from time to time. The Fund’s NAV correction procedures currently in effect are attached as Schedule C. The Adviser or the Distributor (or an affiliate of either) agrees to reimburse the Company for any reasonable expenses it incurs as a result of a pricing error provided that the Company provides the Adviser and/or the Distributor with documentation evidencing such expenses.

ARTICLE II. Representations and Warranties

2.1.     The Company represents and warrants that: (a) Contracts or interests in the Accounts are or will be registered under the 1933 Act, or are not so registered in proper reliance upon an exemption from such registration requirements; (b) the Contracts will be issued and sold in compliance in all material respects with all applicable federal and state laws; and (c) the sale of the Contracts shall comply in all material respects with state insurance suitability requirements.

Classification: Company Confidential

2.2.     The Company represents and warrants that: (a) it is an insurance company duly organized and in good standing under applicable law; (b) it has legally and validly established each Account prior to any issuance or sale of units thereof as a separate account under New York, or Arizona law, as applicable; and (c) it has registered each Account as a unit investment trust in accordance with the provisions of the 1940 Act to serve as a segregated investment account for the Contracts and will maintain such registration for so long as any Contracts are outstanding as required by applicable law or, alternatively, the Company has not registered one or more Accounts in proper reliance upon an exclusion from such registration requirements.

2.3.     The Fund represents and warrants that: (a) the Fund shares sold pursuant to this Agreement shall be registered under the 1933 Act; (b) the Fund shares sold pursuant to this Agreement shall be duly authorized for issuance and sold in compliance with all applicable state and federal securities laws including without limitation the 1933 Act, the 1934 Act, and the 1940 Act; (c) the Fund is and shall remain registered under the 1940 Act; and (d) the Fund shall amend the registration statement for its shares under the 1933 Act and the 1940 Act from time to time as required in order to effect the continuous offering of its shares.

2.4.     The Fund represents and warrants that it has adopted a plan pursuant to Rule 12b-1 under the 1940 Act. The parties acknowledge that the Fund reserves the right to modify its existing plan or to adopt additional plans pursuant to Rule 12b-1 under the 1940 Act and to impose an asset-based or other charge to finance distribution expenses as permitted by applicable law and regulation. The Fund and the Adviser agree to comply with applicable provisions and SEC interpretation of the 1940 Act with respect to any distribution plan.

2.5.     The Fund represents and warrants that it shall register and qualify the shares for sale in accordance with the laws of the various states if and to the extent required by applicable law.

2.6.     The Fund represents and warrants that it is lawfully organized and validly existing under the laws of the State of Maryland and that it does and will comply in all material respects with the 1940 Act.

2.7.     The Fund will at all times invest money from the Contracts in such a manner as to ensure that the Contracts will be treated as variable contracts under the Code and the regulations issued thereunder. Without limiting the scope of the foregoing or anything contained in Article VI of this Agreement, the Fund represents and warrants that each Portfolio of the Fund will comply with Section 817(h) of the Code and Treasury Regulation 1.817-5, relating to the diversification requirements for variable annuity, endowment, or life insurance contracts and any amendments or other modifications to such Section or Regulations (and any revenue rulings, revenue procedures, notices, and other published announcements of the Internal Revenue Service interpreting these provisions). In the event that a Portfolio should fail to so qualify, it will take all reasonable steps to resume compliance with such diversification requirement within the grace period afforded by Treasury Regulation 1.817-5. The Adviser, on behalf of each Portfolio, will certify on a quarterly basis its compliance with Section 817(h) of the Code and Treasury Regulation 1.817-5 by posting on a designated Adviser-sponsored website a certification to this effect.

Classification: Company Confidential

2.8.     The Adviser represents and warrants that it is and shall remain duly registered under all applicable federal and state securities laws and that it shall perform its obligations for the Fund in compliance in all material respects with any applicable state and federal securities laws.

2.9.     The Distributor represents and warrants that it is and shall remain duly registered as a broker-dealer under all applicable federal and state securities laws and is a member in good standing with FINRA, and that it shall perform its obligations for the Fund in compliance in all material respects with the laws of any applicable state and federal securities laws.

2.10.     The Fund and the Distributor agree to maintain a blanket fidelity bond or similar coverage for the benefit of the Fund in an amount not less than the minimum coverage required by Rule 17g-1 under the 1940 Act or related provisions as may be promulgated from time to time under the 1940 Act.

2.11.     The Fund and the Adviser represent, warrant, and covenant that each Portfolio has elected, or intends to elect, to be taxed as a “regulated investment company” within the meaning of Section 851(a) of the Code and will be managed in accordance with Subchapter M of the Code. The Adviser, on behalf of each Portfolio, will certify on a quarterly basis its compliance with Section 851(a) of the Code by posting on a designated Adviser-sponsored website a certification to this effect.

2.12.     The Fund and the Adviser represent and warrant that they will provide the Company with as much advance notice as is reasonably practicable of any material change affecting the Portfolios (including, but not limited to, any material change in the registration statement or prospectus affecting the Portfolios) and any proxy solicitation affecting the Portfolios and consult with the Company in order to implement any such change in an orderly manner.

2.13.     The Company represents and warrants, for purposes other than diversification under Section 817 of the Internal Revenue Code of 1986 as amended (the “Code”), that the Contracts are currently and at the time of issuance will be treated as annuity contracts or life insurance policies under applicable provisions of the Code, and that it will make every effort to maintain such treatment and that it will notify the Fund, the Distributor and the Adviser immediately upon having a reasonable basis for believing that the Contracts have ceased to be so treated or that they might not be so treated in the future. In addition, the Company represents and warrants that each Account is a “segregated asset account” and that interests in each Account are offered exclusively through the purchase of or transfer into a “variable contract” within the meaning of such terms under Section 817 of the Code and the regulations thereunder. The Company will use every effort to continue to meet such definitional requirements, and it will notify the Fund, the Distributor and the Adviser immediately upon having a reasonable basis for believing that such requirements have ceased to be met or that they might not be met in the future. The Company represents and warrants that it will not purchase Fund shares with assets derived from tax-qualified retirement plans except, indirectly, through Contracts purchased in connection with such plans.

Classification: Company Confidential

2.14.     The Company, Adviser, and Distributor represents and warrants that it is currently in compliance, and will remain in compliance, with all applicable anti-money laundering laws, regulations, and requirements. In addition, the Company, Adviser, and Distributor represents and warrants that it has adopted and implemented policies and procedures reasonably designed to achieve compliance with the applicable requirements administered by the Office of Foreign Assets Control (“OFAC”) of the U.S. Department of the Treasury. The Adviser will comply with applicable Executive Orders, certifying compliance with the applicable Executive Orders, upon request, and acknowledges the Company intends to rely on the Adviser’s confirmation with respect to each applicable Executive Order.

2.15.     The Company represents and warrants that it is currently in compliance, and will remain in compliance, with all applicable laws, rules and regulations relating to consumer privacy, including, but not limited to, Regulation S-P.

2.16.     The Company represents and warrants that it has adopted, and will at all times during the term of this Agreement maintain, reasonable and appropriate procedures (“Late Trading Procedures”) reasonably designed to ensure that any and all orders relating to the purchase, sale or exchange of Fund shares communicated to the Fund to be treated in accordance with Article I of this Agreement as having been received on a Business Day, have been received by the Valuation Time on such Business Day and were not modified after the Valuation Time, and that all orders received from Contract owners but not rescinded by the Valuation Time were communicated to the Fund or its agent as received for that Business Day. “Valuation Time” shall mean the time as of which the Fund calculates net asset value for the shares of the Portfolios on the relevant Business Day.

2.17.     Each transmission of orders by the Company shall constitute a representation by the Company that such orders are accurate and complete and relate to orders received by the Company by the Valuation Time on the Business Day for which the order is to be priced and that such transmission includes all orders relating to Fund shares received from Contract owners but not rescinded by the Valuation Time. The Company agrees to provide the Fund or its designee with a copy of the Late Trading Procedures and such certifications and representations regarding the Late Trading Procedures as the Fund or its designee may reasonably request. The Company will promptly notify the Fund in writing of any material change to the Late Trading Procedures.

2.18.     The Company represents and warrants that each purchase of shares that it submits with regard to a Fund will be a purchase by an Account, and that no such shares shall subsequently be transferred by such Account. Within 30 days after requested by the Fund (but not more often than quarterly), the Company shall provide to the Fund a written certification that each purchase of shares it has submitted with regard to a Fund has been in compliance with this Section.

2.19. (a)     Company agrees to provide promptly to the Fund, or its designee, upon written request, the taxpayer identification number (“TIN”), the Individual/International Taxpayer Identification Number (“ITIN”), or other government-issued identifier (“GII”) or mutually acceptable SEC-approved identifier, and the Contract owner number or participant account number associated with the Contract owner, if known, of any or all shareholder(s) of Fund, and the amount, date and transaction type (purchase, redemption, transfer or exchange) of every purchase, redemption, transfer or exchange of shares held through an account maintained on behalf of the Company during the period covered by the request.

Classification: Company Confidential

(i)     Requests must set forth a specific period, not to exceed 180 calendar days from the date of the request, for which transaction information is sought. Fund, or its designee, may request transaction information older than 180 calendar days from the date of the request as it deems necessary to investigate compliance with policies established by Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding shares issued by Fund. If the Company provides the Fund a daily feed, unless otherwise directed by the Fund, the Company agrees to provide the information specified in Section 2.19(a) for each trading day.

(ii)     Requests for Contract owner information shall be made no more frequently than quarterly except as Fund deems necessary to investigate compliance with policies established by Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding shares issued by Fund.

(iii)     Company agrees to provide, promptly upon request of Fund, or its designee, the information specified in Section 2.19(a). If requested by Fund, or its designee, Company agrees to use best efforts to determine promptly whether any specific person about whom it has received the identification and transaction information specified in Section 2.19(a) is itself a financial intermediary (“indirect intermediary”) and, upon further request of Fund, or its designee, promptly either (i) provide (or arrange to have provided) the information set forth in Section 2.19(a) for those Contract owners who hold an account with an indirect intermediary or (ii) restrict or prohibit the indirect intermediary from purchasing, in nominee name on behalf of other persons, securities issued by Fund. Company additionally agrees to inform Fund, or its designee, whether it plans to perform (i) or (ii). Responses required by this paragraph must be communicated in writing and in a format mutually agreed upon by the parties. Notwithstanding the foregoing, the parties acknowledge that the Company’s ability to execute Fund’s instructions may be limited by certain contractual obligations contained in the Contracts, certain rights contained in the Contract prospectuses, and/or applicable state insurance laws and regulations. If pursuant to any such limitation, the Company reasonably believes that it is prevented from complying with a request from Fund to prohibit trading, the Company will notify Fund promptly, within no more than three days of receiving such request, and will work cooperatively with Fund to determine whether other actions may be taken by the Company in order to eliminate or reduce any dilution of the outstanding shares issued by the Fund, including restricting transaction activity by accepting purchase, exchange, and redemption requests via U.S. mail only.

(iv)     Fund shall not use any of the information provided pursuant to this Paragraph 2.19 (“Product Owner Information”) for any purpose other than to comply with the provisions of Rule 22c-2 of the 1940 Act (“Rule 22c-2”).

(b)     Company agrees to execute written instructions from Fund, or its designee, to restrict or prohibit further purchases or exchanges of shares by a Contract owner that has been identified by Fund, or its designee, as having engaged in transactions of the shares (directly or

Classification: Company Confidential

indirectly through the Company’s account) that violate policies established by Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding shares issued by the Fund. Notwithstanding the foregoing, the parties acknowledge that the Company’s ability to execute Fund’s instructions may be limited by certain contractual obligations contained in the Contracts, certain rights contained in the Contract prospectuses, and/or applicable state insurance laws and regulations. If pursuant to any such limitation, the Company reasonably believes that it is prevented from complying with a request from Fund to prohibit trading, the Company will notify Fund promptly, within no more than three days of receiving such request, and will work cooperatively with Fund to determine whether other actions may be taken by the Company in order to eliminate or reduce any dilution of the outstanding shares issued by the Fund, including restricting transaction activity by accepting purchase, exchange, and redemption requests via U.S. mail only.

(i)     Instructions to restrict or prohibit trading must include the TIN, ITIN, GII or mutually acceptable SEC approved identifier, and the specific individual Contract owner number or participant account number associated with the Contract owner, if known, and the specific restriction(s) to be executed, including how long the restriction(s) is (are) to remain in place. If the TIN, ITIN, GII or mutually acceptable SEC approved identifier, or specific individual Contract owner number or participant account number associated with the Contract owner is not known, the instructions must include an equivalent identifying number of the Contract owner(s) or account(s) or other agreed upon information to which the instruction relates.

(ii)     The Company agrees to execute instructions as soon as reasonably practicable, but not later than five (5) business days after receipt by the Company of the instructions.

(iii)     The Company must provide written confirmation to the Fund that instructions have been executed. The Company agrees to provide confirmation as soon as reasonably practicable, but not later than ten (10) business days after the instructions have been executed.

(c)     For purposes of this Section 2.19:

(i)	The term “Fund” includes the Distributor and the Fund’s Transfer Agent but does not include any “excepted funds” as defined in Rule 22c-2(b) under the 1940 Act.

(ii)	The term “Contract owner” means holder of interests in a variable annuity or variable life insurance Contract issued by the Company.

(iii)	The term “written” includes electronic writings and facsimile transmissions.

2.20.     Each party represents that the execution and delivery of this Agreement and the consummation of the transactions contemplated herein have been duly authorized by all necessary corporate or board action, as applicable, by such party and when so executed and delivered this Agreement will be the valid and binding obligation of such party enforceable in accordance with its terms.

Classification: Company Confidential

2.21.     The Company represents and warrants that the fees, expenses, and charges born by an Account subject to this Agreement, a Portfolio in which the Account invests, and a registered investment company in which a Portfolio invests pursuant to Rule 12d1-4 under the 1940 Act, in the aggregate, are reasonable in relation to the services rendered, the expenses expected to be incurred, and the risks assumed by the Company.

ARTICLE III. Prospectuses and Proxy Statements; Voting

3.1.     At least annually, the Adviser or Distributor shall provide the Company with as many copies of the Fund’s current prospectus as the Company may reasonably request, with expenses to be borne in accordance with Schedule D hereof. If requested by the Company in lieu thereof, the Adviser, Distributor or Fund shall provide such documentation (including an electronic version of the current prospectus) and other assistance as is reasonably necessary in order for the Company once each year (or more frequently if the prospectus for the Fund is amended) to have the prospectus for the Contracts and the prospectus for the Fund printed together in one document.

3.2.     If applicable state or federal laws or regulations require that the Statement of Additional Information (“SAI”) for the Fund be distributed to all or any Contract owners, then the Fund, Distributor and/or the Adviser shall provide the Company with copies of the Fund’s SAI in such quantities, with expenses to be borne in accordance with Schedule D hereof, as the Company may reasonably require to permit timely distribution thereof to Contract owners. The Adviser, Distributor and/or the Fund shall also provide an SAI to any Contract owner or prospective owner who requests such SAI from the Fund.

3.3.     The Fund, Distributor and/or Adviser shall provide the Company with copies of the Fund’s proxy materials, reports to shareholders, Fund Documents (as defined in Section 3.4 below) and other communications to shareholders in such quantity, with expenses to be borne in accordance with Schedule D hereof, as the Company may reasonably require to permit timely distribution thereof to Contract owners.

3.4     The Fund (and Distributor) is (are) responsible for preparing and providing the following “Fund Documents,” as specified in paragraph (b)(1) of Rule 30e-3 and paragraph (j)(1)(iii) of Rule 498A:

(a) Summary Prospectus for the Portfolios;

(b) Statutory Prospectus for the Portfolios;

(c) SAI for the Portfolios; and

(d) Most Recent Annual and Semi-Annual Reports to Shareholders (under Rule 30e-1 under the 1940 Act) for the Portfolios (together, the “Shareholder Reports”) (referred to in Rule 30e-3 as the “Current” and “Prior” Report to Shareholders).

(e) Complete Portfolio Holdings From Shareholder Reports Containing a Summary Schedule of Investments; and

Classification: Company Confidential

(f) Portfolio Holdings For Most Recent First and Third Fiscal Quarters (together with the complete portfolio holdings specified in (e) above, the “Portfolio Holdings”); and shall be responsible for the content and substance of the Fund Documents as provided to the Company.

3.5     The Fund and the Distributor shall provide the Summary Prospectus, Statutory Prospectus, and SAI for the Portfolios to the Company (or its designee) on a timely basis (to facilitate the required website posting) and provide updated versions as necessary, in order to facilitate a continuous offering of a Portfolio’s securities and the Variable Insurance Products.

The Fund and the Distributor shall provide the Shareholder Reports and Portfolio Holdings on a timely basis to facilitate the required website posting under Rule 30e-3.

3.6      The Fund and the Distributor shall provide the Fund Documents to the Company (or its designee) in an electronic format that is suitable for website posting, and in a format, or formats, that:

(a) are both human-readable and capable of being printed on paper in human-readable format (in accordance with paragraph (b)(3) of Rule 30e-3 and paragraph (h)(2)(i) of Rule 498A); and

(b) permit persons accessing the Statutory Prospectus and SAI to move directly back and forth between each section heading in a table of contents of such document and the section of the document referenced in that section heading (that is, these documents must include linking, in accordance with paragraph (h)(2)(ii) of Rule 498A); and

(c) permit persons accessing the Fund Documents to permanently retain, free of charge, an electronic version of such materials that meet the requirements of subparagraphs (h)(2)(i) and (ii) of Rule 498A (in accordance with paragraph (h)(3) of Rule 498A).

3.7.     The Fund shall provide such data regarding each Portfolio’s expense ratios and investment performance as the Company shall reasonably request, to facilitate the registration and sale of the Variable Insurance Products. Without limiting the generality of the forgoing, the Fund shall provide the following Portfolio expense and performance data on a timely basis to facilitate the Company’s preparation of its annually updated registration statement for the Variable Insurance Products (and as otherwise reasonably requested by the Company), but in no event later than 75 calendar days after the close of each Portfolio’s fiscal year:

(a) the gross “Annual Portfolio Company Expenses” for each Portfolio calculated in accordance with Item 3 of Form N-1A, before any expense reimbursements or fee waiver arrangements (and in accordance with (i) Instruction 16 to Item 4 of Form N-4, and (ii) Instruction 4(a) to Item 4 of Form N-6); and

(b) the net “Annual Portfolio Company Expenses” (aka “Total Annual Fund Operating Expenses”) for each Portfolio calculated in accordance with Item 3 of Form N-1A, that include any expense reimbursements or fee waiver arrangements (and in accordance with (i) Instruction 17 to Item 4 of Form N-4, and (ii) Instruction 4 to Item 17 of Form N-4, and (iii) Instruction 4(b)

Classification: Company Confidential

to Item 4 of Form N-6, and (iv) Instruction 4 to Item 18 of Form N-6), and the period for which the expense reimbursements or fee waiver arrangement is expected to continue and whether it can be terminated by the Portfolio (or Fund); and

(c) the “Average Annual Total Returns” for each Portfolio (before taxes) as calculated pursuant to Item 4(b)(2)(iii) of Form N-1A (for the 1, 5, and 10 year periods) and in accordance with (i) Instruction 7 to Item 17 of Form N-4, and (ii) Instruction 7 to Item 18 of Form N-6).

3.8.     It is understood and agreed that, except with respect to information regarding the Company provided in writing by that party, the Company shall not be responsible for the content of the prospectus or SAI for the Fund. It is also understood and agreed that, except with respect to information regarding the Fund, the Distributor, the Adviser or the Portfolios provided in writing by the Fund, the Distributor or the Adviser, neither the Fund, the Distributor nor Adviser are responsible for the content of the prospectus or SAI for the Contracts.

3.9.     If and to the extent required by law. the Company shall:

(a)     solicit voting instructions from Contract owners;

(b)     vote the Portfolio shares held in the Accounts in accordance with instructions received from Contract owners;

(c)     vote Portfolio shares held in the Accounts for which no instructions have been received in the same proportion as Portfolio shares for which instructions have been received from Contract owners, so long as and to the extent that the SEC continues to interpret the 1940 Act to require pass-through voting privileges for variable contract owners; and

(d)     vote Portfolio shares held in its general account or otherwise in the same proportion as Portfolio shares for which instructions have been received from Contract owners, so long as and to the extent that the SEC continues to interpret the 1940 Act to require such voting by the insurance company. The Company reserves the right to vote Fund shares in its own right, to the extent permitted by law.

3.10.     The Company shall be responsible for assuring that each of its separate accounts holding shares of a Portfolio calculates voting privileges as directed by the Fund and agreed to by the Company and the Fund. The Fund agrees to promptly notify the Company of any changes of interpretations or amendments of the Mixed and Shared Funding Exemptive Order.

3.11.     The Fund will comply with all provisions of the 1940 Act requiring voting by shareholders. Further, the Fund will act in accordance with the SEC’s interpretation of the requirements of Section 16(a) with respect to periodic elections of directors or trustees and with whatever rules the SEC may promulgate with respect thereto.

ARTICLE IV. Sales Material and Information

4.1.     The Company shall furnish, or shall cause to be furnished, to the Fund or its designee, a copy of each piece of sales literature or other promotional material that the Company develops or proposes to use and in which the Fund (or Portfolio thereof), the Adviser or the

Classification: Company Confidential

Distributor is named in connection with the Contracts, at least ten (10) business days prior to its use or concurrently with the filing of such document with FINRA, whichever is greater. No such material shall be used if the Fund objects to such use within five (5) business days after receipt of such material.

4.2.     The Company shall not give any information or make any representations or statements on behalf of the Fund in connection with the sale of the Contracts other than the information or representations contained in the registration statement, including the prospectus or SAI for the Fund shares, as the same may be amended or supplemented from time to time, or in sales literature or other promotional material approved by the Fund, Distributor or Adviser, except with the permission of the Fund, Distributor or Adviser.

4.3.     The Fund, the Adviser or the Distributor shall furnish, or shall cause to be furnished, to the Company, a copy of each piece of sales literature or other promotional material in which the Company and/or its Accounts are named at least ten (10) business days prior to its use or concurrently with the filing of such document with FINRA, whichever is greater. No such material shall be used if the Company objects to such use within five (5) business days after receipt of such material.

4.4.     The Fund, the Distributor and the Adviser shall not give any information or make any representations on behalf of the Company or concerning the Company, the Accounts, or the Contracts other than the information or representations contained in a registration statement, including the prospectus or SAI for the Contracts, as the same may be amended or supplemented from time to time, or in sales literature or other promotional material approved by the Company or its designee, except with the permission of the Company.

4.5.     For purposes of Articles IV and VIII, the phrase “sales literature and other promotional material” includes, but is not limited to, advertisements (such as material published, or designed for use in, a newspaper, magazine, or other periodical, radio, television, telephone or tape recording, videotape display, signs or billboards, motion pictures, or other public media; e.g., on-line networks such as the Internet or other electronic media), sales literature (i.e., any written communication distributed or made generally available to customers or the public, including brochures, circulars, research reports, market letters, form letters, seminar texts, reprints or excerpts of any other advertisement, sales literature, or published article), educational or training materials or other communications distributed or made generally available to some or all agents or employees, and shareholder reports, and proxy materials (including solicitations for voting instructions) and any other material constituting sales literature or advertising under the FINRA rules, the 1933 Act or the 1940 Act.

4.6.     At the reasonable request of any party to this Agreement, each other party will make available to representatives of the appropriate regulatory agencies, all records, data and access to operating procedures that may be reasonably requested in connection with compliance and regulatory requirements related to this Agreement or any party’s obligations under this Agreement.

Classification: Company Confidential

ARTICLE V. Fees and Expenses

5.1.     The Fund, the Distributor and the Adviser shall pay no fee or other compensation to the Company under this Agreement, and the Company shall pay no fee or other compensation to the Fund, the Distributor or Adviser under this Agreement; provided, however, (a) the parties will bear their own expenses as reflected in Schedule D and other provisions of this Agreement, and (b) the parties may enter into other agreements relating to the Company’s investment in the Fund, including services agreements.

Each Party agrees to cooperate with the others, as applicable, in arranging to print, mail and/or deliver, in a timely manner, combined or coordinated prospectuses or other materials of the Portfolio and the Accounts.

ARTICLE VI. Diversification and Qualification

6.1.     The Fund, the Distributor and the Adviser represent and warrant that the Fund and each Portfolio thereof will comply with Section 817(h) of the Code and Treasury Regulation §1.817-5, as amended from time to time, and any Treasury interpretations thereof, relating to the diversification requirements for variable annuity, endowment, or life insurance contracts and any amendments or other modifications or successor provisions to such Section or Regulations. In the event that a Portfolio should fail to so qualify, it will take all reasonable steps to resume compliance with such diversification requirements within the grace period afforded by Treasury Regulation § 1.817-5. The Adviser, on behalf of each Portfolio, will certify on a quarterly basis its compliance with Section 817(h) of the Code and Treasury Regulation § 1.817-5 by posting on a designated Adviser-sponsored website a certification to this effect.

6.2.     The Fund, the Distributor and the Adviser represent and warrant that shares of the Portfolios will be sold only to Participating Insurance Companies and their separate accounts and to Qualified Plans. No shares of any Portfolio of the Fund will be sold to the general public. In the event that a Portfolio should fail to comply with this Section 6.2, it will take all reasonable steps to resume compliance with the requirements of this Section within the grace period afforded by Treasury Regulation § 1.817-5(c).

6.3.     The Fund, the Distributor or the Adviser will notify the Company immediately upon having a reasonable basis for believing that the Fund or any Portfolio has ceased to comply with the aforesaid Code section 817(h) diversification requirements or might not so comply in the future.

6.4.     The Fund, on behalf of a Portfolio, the Distributor and the Adviser represent and warrant that prior to allowing a purchase of shares of a Portfolio, the status of each purchaser, including any insurance company separate account or Qualified Plan, is verified and documented and that such documentation is verified no less often then quarterly. In the event that the Fund, on behalf of a Portfolio, the Distributor, and the Adviser should fail to comply with this Section 6.4, they will take all reasonable steps to resume compliance with the requirements of this Section within the grace period afforded by Treasury Regulation § 1.817-5(c).

6.5     Without in any way limiting the effect of Sections 8.2 hereof and without in any way limiting or restricting any other remedies available to the Company, the Adviser or

Classification: Company Confidential

Distributor will pay reasonable costs associated with or arising out of any failure, or any anticipated or reasonably foreseeable failure, of the Fund or any Portfolio to comply with Sections 6.1 or 6.2 hereof (inclusive of the grace periods provided under Treasury Regulation §1.817-5(c)), including all costs associated with reasonable and appropriate corrections or responses to any such failure; such costs may include, but are not limited to, the costs involved in creating, organizing, and registering a new investment company as a funding medium for the Contracts and/or the costs of obtaining whatever regulatory authorizations are required to substitute shares of another investment company for those of the failed Portfolio (including, but not limited to, an order pursuant to Section 26(c) of the 1940 Act).

6.6.     The Company agrees that if the Internal Revenue Service (“IRS”) asserts in writing in connection with any governmental audit or review of the Company (or, to the Company’s knowledge, of any Contract owner) that any Portfolio has failed to comply with the diversification requirements of Section 817(h) of the Code or the Company otherwise becomes aware of any facts that could give rise to any claim against the Fund, the Distributor or the Adviser as a result of such a failure or alleged failure:

(a)     The Company shall promptly notify the Fund, the Distributor and the Adviser of such assertion or potential claim;

(b)     The Company shall consult with the Fund, the Distributor and the Adviser as to how to minimize any liability that may arise as a result of such failure or alleged failure;

(c)     The Company shall use its best efforts to minimize any liability of the Fund, the Distributor and the Adviser resulting from such failure, including, without limitation, demonstrating, pursuant to Treasury Regulations, Section 1.817-5(a)(2), to the commissioner of the IRS that such failure was inadvertent;

(d)     Any written materials to be submitted by the Company to the IRS, any Contract owner or any other claimant in connection with any of the foregoing proceedings or contests (including, without limitation, any such materials to be submitted to the IRS pursuant to Treasury Regulations, Section 1.817-5(a)(2)) shall be provided by the Company to the Fund, the Distributor and the Adviser (together with any supporting information or analysis) within at least two (2) business days prior to submission;

(e)     The Company shall provide the Fund, the Distributor and the Adviser with such cooperation as the Fund, the Distributor and the Adviser shall reasonably request (including, without limitation, by permitting the Fund, the Distributor and the Adviser to review the relevant books and records of the Company) in order to facilitate the review by the Fund, the Distributor and the Adviser of any written submissions provided to it or its assessment of the validity or amount of any claim against it arising from such failure or alleged failure;

(f)     The Company shall not with respect to any claim of the IRS or any Contract owner that would give rise to a claim against the Fund, the Distributor and the Adviser (i) compromise or settle any claim, (ii) accept any adjustment on audit, or (iii) forego any allowable administrative or judicial appeals, without the express written consent of the Fund, the Distributor and the Adviser, which shall not be unreasonably withheld; provided that, the

Classification: Company Confidential

Company shall not be required to appeal any adverse judicial decision unless the Fund, the Distributor, or the Adviser shall have provided an opinion of independent counsel to the effect that a reasonable basis exists for taking such appeal; and further provided that the Fund, the Distributor and the Adviser shall bear the costs and expenses of such appeal, including reasonable attorney’s fees, incurred by the Company in complying with this clause (f).

ARTICLE VII. Potential Conflicts and Compliance With Mixed and Shared Funding Exemptive Order

7.1.     The Board of Directors of the Fund (the “Board”) will monitor the Fund for the existence of any material irreconcilable conflict between the interests of the Contract owners of all separate accounts investing in the Fund. A material irreconcilable conflict may arise for a variety of reasons, including, among others: (a) an action by any state insurance regulatory authority; (b) a change in applicable federal or state insurance, tax, or securities laws or regulations, or a public ruling, private letter ruling, no-action or interpretative letter, or any similar action by insurance, tax, or securities regulatory authorities; (c) an administrative or judicial decision in any relevant proceeding; (d) the manner in which the investments of any Portfolio is being managed; (e) a difference in voting instructions given by variable annuity contract and variable life insurance contract owners or by contract owners of different Participating Insurance Companies; or (f) a decision by a Participating Insurance Company to disregard the voting instructions of Contract owners. The Fund, the Adviser, or the Distributor shall promptly inform the Company if it determines that a material irreconcilable conflict exists and the implications thereof.

7.2.     The Company will report any potential or existing conflicts of which it is aware to the Board. The Company will assist the Board in carrying out its responsibilities under the Mixed and Shared Funding Exemptive Order, by providing the Board with all information reasonably necessary for the Board to consider any issues raised. This includes, but is not limited to, an obligation by the Company to inform the Board whenever Contract owner voting instructions are to be disregarded. Such responsibilities shall be carried out by the Company with a view only to the interests of its Contract owners.

7.3.     If it is determined by a majority of the Board, or a majority of its directors who are not interested persons of the Fund, the Distributor, the Adviser or any subadviser to any of the Portfolios (the “Independent Directors”), that a material irreconcilable conflict exists, the Company and other Participating Insurance Companies and Qualified Plans shall, at their expense and to the extent reasonably practicable (as determined by a majority of the Independent Directors), take whatever steps are necessary to remedy or eliminate the material irreconcilable conflict, up to and including: (1) withdrawing the assets allocable to some or all of the separate accounts from the Fund or any Portfolio and reinvesting such assets in a different investment medium, including (but not limited to) another Portfolio, or submitting the question whether such segregation should be implemented to a vote of all affected Contract owners and, as appropriate, segregating the assets of any appropriate group (i.e., annuity contract owners, life insurance contract owners, or variable contract owners of one or more Participating Insurance Companies) that votes in favor of such segregation, or offering to the affected contract owners the option of making such a change; and (2) establishing a new registered management investment company or managed separate account. The Company’s responsibility to take remedial action shall be carried out by the Company with a view only to the interests of Contract owners.

Classification: Company Confidential

7.4.     If a material irreconcilable conflict arises because of a decision by the Company to disregard Contract owner voting instructions and that decision represents a minority position or would preclude a majority vote, the Company may be required, at the Fund’s election, to withdraw the Account’s investment in the Fund and terminate this Agreement; provided, however, that such withdrawal and termination shall be limited to the extent required by the foregoing material irreconcilable conflict as determined by a majority of the Independent Directors. Any such withdrawal and termination must take place within six (6) months after the Fund gives written notice that this provision is being implemented, and until the end of that six-month period the Adviser, the Distributor and the Fund shall continue to accept and implement orders by the Company for the purchase (and redemption) of shares of the Fund, subject to the terms of the Fund’s then-current prospectus.

7.5.     If a material irreconcilable conflict arises because a particular state insurance regulator’s decision applicable to the Company conflicts with the majority of other state regulators, then the Company will withdraw the Account’s investment in the Fund and terminate this Agreement with respect to such Account within six months after the Board informs the Company in writing that it has determined that such decision has created a material irreconcilable conflict; provided, however, that such withdrawal and termination shall be limited to the extent required by the foregoing material irreconcilable conflict as determined by a majority of the Independent Directors. Until the end of the foregoing six-month period, the Fund shall continue to accept and implement orders by the Company for the purchase (and redemption) of shares of the Fund, subject to the terms of the Fund’s then-current prospectus.

7.6.     For purposes of Sections 7.3 through 7.5 of this Agreement, a majority of the Independent Directors shall determine whether any proposed action adequately remedies any material irreconcilable conflict, but in no event will the Fund be required to establish a new funding medium for the Contracts. The Company shall not be required by Section 7.3 to establish a new funding medium for the Contracts if an offer to do so has been declined by vote of a majority of Contract owners affected by the material irreconcilable conflict. In the event that the Board determines that any proposed action does not adequately remedy any material irreconcilable conflict, then the Company will withdraw the Account’s investment in the Fund and terminate this Agreement within six (6) months after the Board informs the Company in writing of the foregoing determination; provided, however, that such withdrawal and termination shall be limited to the extent required by any such material irreconcilable conflict as determined by a majority of the Independent Directors.

7.7.     If and to the extent that Rule 6e-2 and Rule 6e-3(T) are amended, or Rule 6e-3 is adopted, to provide exemptive relief from any provision of the 1940 Act or the rules promulgated thereunder with respect to mixed or shared funding (as defined in the Mixed and Shared Funding Exemptive Order) on terms and conditions materially different from those contained in the Mixed and Shared Funding Exemptive Order, then (a) the Fund and/or the Participating Insurance Companies, as appropriate, shall take such steps as may be necessary to comply with Rules 6e-2 and 6e-3(T), as amended, and Rule 6e-3, as adopted, to the extent such rules are applicable: and (b) Sections 3.9, 3.10, 3.11, 7.1, 7.2, 7.3, 7.4, and 7.5 of this Agreement shall continue in effect only to the extent that terms and conditions substantially identical to such Sections are contained in such Rule(s) as so amended or adopted.

Classification: Company Confidential

ARTICLE VIII. Indemnification

8.1.	Indemnification by the Company

(a)     The Company agrees to indemnify and hold harmless the Fund, the Distributor and the Adviser and each of their respective officers, directors or trustees, employees, agents, and each person, if any, who controls the Fund, Distributor or Adviser within the meaning of Section 15 of the 1933 Act (collectively, the “Indemnified Parties” for purposes of this Section 8.1) against any and all losses, claims, expenses, damages and liabilities (including amounts paid in settlement with the written consent of the Company) or litigation (including reasonable legal and other expenses) (collectively, “Losses”) to which the Indemnified Parties may become subject under any statute or regulation, at common law or otherwise, insofar as such Losses:

(i)     arise out of or are based upon any untrue statements or alleged untrue statements of any material fact contained in the registration statement or prospectus or SAI covering the Contracts or contained in the Contracts or sales literature or other promotional material for the Contracts (or any amendment or supplement to any of the foregoing), or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, provided that this Agreement to indemnify shall not apply as to any Indemnified Party if such statement or omission or such alleged statement or omission was made in reliance upon and in conformity with information furnished in writing to the Company by or on behalf of the Adviser, Distributor or Fund for use in the registration statement, prospectus, or SAI for the Contracts or in the Contracts or sales literature or other promotional material (or any amendment or supplement to any of the foregoing) or otherwise for use in connection with the sale of the Contracts or Fund shares; or

(ii)     arise out of or as a result of statements or representations (other than statements or representations contained in the registration statement, prospectus, SAI, or sales literature or other promotional material of the Fund not supplied by the Company or persons under its control) or wrongful conduct of the Company or persons under its control, with respect to the offer, sale or distribution of the Contracts or Fund shares; or

(iii)     arise out of any untrue statement or alleged untrue statement of a material fact contained in a registration statement, prospectus, SAI, or sales literature or other promotional material of the Fund, or any amendment thereof or supplement thereto, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, if such a statement or omission was made in reliance upon information furnished in writing to the Fund by or on behalf of the Company; or

Classification: Company Confidential

(iv)     arise as a result of any failure by the Company to provide the services and furnish the materials under the terms of this Agreement; or

(v)     arise out of or result from any material breach of any representation and/or warranty made by the Company in this Agreement or arise out of or result from any other material breach of this Agreement by the Company, including without limitation, Section 2.13 and Section 6.5 hereof, as limited by and in accordance with the provisions of Sections 8.1(b) and 8.1(c) hereof.

(b)     The Company shall not be liable under this indemnification provision with respect to any Losses to which an Indemnified Party would otherwise be subject by reason of such Indemnified Party’s willful misfeasance, bad faith, or gross negligence in the performance of such Indemnified Party’s duties or by reason of such Indemnified Party’s reckless disregard of obligations or duties under this Agreement.

(c)     The Company shall not be liable under this indemnification provision with respect to any claim made against an Indemnified Party unless such Indemnified Party shall have notified the Company in writing within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon such Indemnified Party (or after such Indemnified Party shall have received notice of such service on any designated agent), but failure to notify the Company of any such claim shall not relieve the Company from any liability which it may have to the Indemnified Party against whom such action is brought otherwise than on account of this indemnification provision, except to the extent that the Company has been prejudiced by such failure to give notice. In case any such action is brought against the Indemnified Parties, the Company shall be entitled to participate, at its own expense, in the defense of such action. The Company also shall be entitled to assume the defense thereof, with counsel satisfactory to the party named in the action. After notice from the Company to such party of the Company’s election to assume the defense thereof, the Indemnified Party shall bear the fees and expenses of any additional counsel retained by it, and the Company will not be liable to such party under this Agreement for any legal or other expenses subsequently incurred by such party independently in connection with the defense thereof other than reasonable costs of investigation.

(d)     The Indemnified Parties will promptly notify the Company of the commencement of any litigation or proceedings against them and that would implicate the indemnification provisions of this Agreement.

8.2.	Indemnification by the Adviser

(a)     The Adviser agrees to indemnify and hold harmless the Company and its directors, officers, employees, agents, and each person, if any, who controls the Company within the meaning of Section 15 of the 1933 Act (collectively, the “Indemnified Parties” for purposes of this Section 8.2) against any and all Losses to which the Indemnified Parties may become subject under any statute or regulation, at common law or otherwise, insofar as such Losses:

(i)     arise out of or are based upon any untrue statements or alleged untrue statements of any material fact contained in the registration statement or

Classification: Company Confidential

prospectus or SAI or sales literature or other promotional material of the Fund (or any amendment or supplement to any of the foregoing), or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, provided that this Agreement to indemnify shall not apply as to any Indemnified Party if such statement or omission or such alleged statement or omission was made in reliance upon and in conformity with information furnished in writing to the Adviser, the Distributor, or the Fund by or on behalf of the Company for use in the registration statement, prospectus, or SAI for the Fund or in sales literature or other promotional material (or any amendment or supplement to any of the foregoing) or otherwise for use in connection with the sale of the Contracts or the Fund shares; or

(ii)     arise out of or as a result of statements or representations (other than statements or representations contained in the registration statement, prospectus, SAI, or sales literature or other promotional material for the Contracts not supplied by the Adviser or persons under its control) or wrongful conduct of the Fund, the Distributor or the Adviser or persons under their control, with respect to the offer, sale or distribution of the Contracts or Fund shares; or

(iii)     arise out of any untrue statement or alleged untrue statement of a material fact contained in a registration statement, prospectus, SAI, or sales literature or other promotional material of the Contracts, or any amendment thereof or supplement thereto, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, if such statement or omission was made in reliance upon information furnished in writing to the Company by or on behalf of the Adviser, the Distributor, or the Fund; or

(iv)     arise as a result of any failure by the Fund, the Distributor, or the Adviser to provide the services and furnish the materials under the terms of this Agreement; or

(v)     arise out of or result from any material breach of any representation and/or warranty made by the Fund, the Distributor or the Adviser in this Agreement or arise out of or result from any other material breach of this Agreement by the Adviser, the Distributor, or the Fund (including, without limitation, Section 2.11 of this Agreement).

as limited by and in accordance with the provisions of Sections 8.2(b) and 8.2(c) hereof.

(b)     The Adviser shall not be liable under this indemnification provision with respect to any Losses to which an Indemnified Party would otherwise be subject by reason of such Indemnified Party’s willful misfeasance, bad faith, or gross negligence in the performance of such Indemnified Party’s duties or by reason of such Indemnified Party’s reckless disregard of obligations or duties under this Agreement.

Classification: Company Confidential

(c)    The Adviser shall not be liable under this indemnification provision with respect to any claim made against an Indemnified Party unless such Indemnified Party shall have notified the Adviser in writing within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon such Indemnified Party (or after such Indemnified Party shall have received notice of such service on any designated agent), but failure to notify the Adviser of any such claim shall not relieve the Adviser from any liability which it may have to the Indemnified Party against whom such action is brought otherwise than on account of this indemnification provision, except to the extent that the Adviser has been prejudiced by such failure to give notice. In case any such action is brought against the Indemnified Parties, the Adviser will be entitled to participate, at its own expense, in the defense of such action. The Adviser also shall be entitled to assume the defense thereof, with counsel satisfactory to the party named in the action. After notice from the Adviser to such party of the Adviser’s election to assume the defense thereof, the Indemnified Party shall bear the fees and expenses of any additional counsel retained by it, and the Adviser will not be liable to such party under this Agreement for any legal or other expenses subsequently incurred by such party independently in connection with the defense thereof other than reasonable costs of investigation.

(d)    The Indemnified Parties will promptly notify the Adviser of the commencement of any litigation or proceedings against them and that would implicate the indemnification provisions of this Agreement.

ARTICLE IX. Applicable Law

9.1.    This Agreement shall be construed and the provisions hereof interpreted under and in accordance with the laws of the State of New York, without regard to conflict of laws provisions.

9.2.    This Agreement shall be subject to the provisions of the 1933, 1934 and 1940 Acts, and the rules and regulations and rulings there under, including such exemptions from those statutes, rules and regulations as the SEC may grant (including, but not limited to, the Mixed and Shared Funding Exemptive Order) and the terms hereof shall be interpreted and construed in accordance therewith.

ARTICLE X. Termination

10.1.    This Agreement shall terminate:

(a)     at the option of any party, with or without cause, with respect to some or all Portfolios, upon sixty (60) days advance written notice delivered to the other parties; or

(b)     at the option of the Company by written notice to the other parties with respect to any Portfolio based upon the Company’s determination that shares of such Portfolio are not reasonably available to meet the requirements of the Contracts; or

Classification: Company Confidential

(c)     at the option of the Company by written notice to the other parties with respect to any Portfolio in the event any of the Portfolio’s shares are not registered, issued or sold in accordance with applicable state and/or federal law or such law precludes the use of such shares as the underlying investment media of the Contracts issued or to be issued by the Company; or

(d)     at the option of the Fund, Distributor or Adviser in the event that formal administrative proceedings are instituted against the Company by FINRA, the SEC, the insurance commissioner or like official of any state or any other regulatory body regarding the Company’s duties under this Agreement or related to the sale of the Contracts, the operation of any Account, or the purchase of the Fund shares, if, in each case, the Fund, Distributor or Adviser, as the case may be, reasonably determines in its sole judgment exercised in good faith, that any such administrative proceedings will have a material adverse effect upon the ability of the Company to perform its obligations under this Agreement; or

(e)     at the option of the Company in the event that formal administrative proceedings are instituted against the Fund, the Distributor or the Adviser by FINRA, the SEC, or any state securities or insurance department or any other regulatory body, if the Company reasonably determines in its sole judgment exercised in good faith, that any such administrative proceedings will have a material adverse effect upon the ability of the Fund, the Distributor or the Adviser to perform their obligations under this Agreement; or

(f)     At the option of the Company by written notice to the Fund, the Adviser and the Distributor, in the event that any Portfolio (i) ceases to qualify, or the Company reasonably believes such Portfolio may fail to so qualify, as a Regulated Investment Company under Subchapter M or (ii) if the Company reasonably believes that the Portfolio will fail to meet the diversification requirements of Section 817(h) of the Code specified in Article VI here of; or

(g)     at the option of any non-defaulting party hereto in the event of a material breach of this Agreement by any party hereto (the “defaulting party”) other than as described in Section 10.1(a)-(j); provided, that the non-defaulting party gives written notice thereof to the defaulting party, with copies of such notice to all other non-defaulting parties, and if such breach shall not have been remedied within thirty (30) days after such written notice is given, then the non-defaulting party giving such written notice may terminate this Agreement by giving thirty (30) days written notice of termination to the defaulting party; or

(h)     upon assignment of the Agreement, unless made with the written consent of all other parties hereto; or

(i)     by any party to the Agreement upon a determination by a majority of the Board, or a majority of its Independent Directors, that a material irreconcilable conflict exists; or

(j)     at the option of the Fund, Distributor or Adviser, if the Contracts cease to qualify as annuity contracts or life insurance contracts, as applicable, under the Code or if the Contracts are not registered, issued or sold in accordance with applicable state and/or federal law; or

Classification: Company Confidential

(k)    at any time upon written agreement of all parties to this Agreement.

10.2.    Notice Requirement

No termination of this Agreement shall be effective unless and until the party terminating this Agreement gives prior written notice to all other parties of its intent to terminate, which notice shall set forth the basis for the termination. Furthermore,

(a)     in the event any termination is based upon the provisions of Article VII, or the provisions of Section 10.1(a) of this Agreement, the prior written notice shall be given in advance of the effective date of termination as required by those provisions unless such notice period is shortened by mutual written agreement of the parties; and

(b)    in the event any termination is based upon the provisions of Section 10.1(b)-10.1(j), the prior written notice shall be given in advance of the effective date of termination, which date shall be determined by the party sending the notice.

10.3.    Effect of Termination

Notwithstanding any termination of this Agreement, other than as a result of a failure by either the Fund or the Company to meet Section 817(h) of the Code diversification requirements, the Fund, the Distributor and the Adviser shall, at the option of the Company, continue to make available additional shares of the Fund pursuant to the terms and conditions of this Agreement, for all Contracts in effect on the effective date of termination of this Agreement (hereinafter referred to as “Existing Contracts”). Specifically, without limitation, the owners of the Existing Contracts shall be permitted to reallocate investments in the Fund, redeem investments in the Fund and/or invest in the Fund upon the making of additional purchase payments under the Existing Contracts. The parties agree that this Section 10.3 shall not apply to any terminations under Article VII and the effect of such Article VII terminations shall be governed by Article VII of this Agreement.

10.4.    Surviving Provisions

Notwithstanding any termination of this Agreement, each party’s confidentiality obligations under Section 13.1 and obligations under Article VIII to indemnify other parties shall survive and not be affected by any termination of this Agreement. In addition, with respect to Existing Contracts, all provisions of this Agreement shall also survive and not be affected by any termination of this Agreement.

ARTICLE XI. Notices

Any notice shall be sufficiently given when sent by registered or certified mail to the other party or by a nationally recognized overnight delivery service at the address of such party set forth below or at such other address as such party may from time to time specify in writing to the other parties.

Classification: Company Confidential

If to the Company:

Equitable Financial Life Insurance Company

1290 Avenue of the Americas, 16th Floor

New York, New York 10104

Attention: Equitable Investment Management Group

If to the Fund, Adviser, and/or Distributor:

620 Coolidge Dr., Suite 300

Folsom, California 95630

Attention: President

ARTICLE XII. Miscellaneous

12.1.     Each party agrees to the confidentiality agrees to comply the confidentiality provisions described in Schedule E..

12.2.     The captions in this Agreement are included for convenience of reference only and in no way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

12.3.     This Agreement may be executed simultaneously in two or more counterparts, each of which taken together shall constitute one and the same instrument.

12.4.     If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Agreement shall not be affected thereby.

12.5.     Each party hereto shall cooperate with each other party and all appropriate governmental authorities (including without limitation the SEC, FINRA and state insurance regulators) and shall permit such authorities reasonable access to its books and records in connection with any investigation or inquiry relating to this Agreement or the transactions contemplated hereby.

12.6.     Any controversy or claim arising out of or relating to this Agreement, or breach thereof, shall be settled by arbitration in a forum jointly selected by the relevant parties (but if applicable law requires some other forum, then such other forum) in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof and agreed to by the relevant parties.

Classification: Company Confidential

12.7.     The rights, remedies and obligations contained in this Agreement are cumulative and are in addition to any and all rights, remedies and obligations, at law or in equity, which the parties hereto are entitled to under state and federal laws.

12.8.     This Agreement or any of the rights and obligations hereunder may not be assigned by any party without the prior written consent of all parties hereto; provided, however, that a transaction that does not result in a change of actual control or management of a party hereto shall not be deemed to be an assignment of this Agreement for purposes of this Section 12.8. Any assignment of this Agreement in violation of this Section 12.8 shall be void.

12.9.     The Company agrees that the obligations assumed by the Fund, Distributor and the Adviser pursuant to this Agreement shall be limited in any case to the Fund, Distributor and Adviser and their respective assets and the Company shall not seek satisfaction of any such obligation from the shareholders of the Fund, Distributor or the Adviser, the Directors, officers, employees or agents of the Fund, Distributor or Adviser, or any of them.

12.10.     The Fund, the Distributor and the Adviser agree that the obligations assumed by the Company pursuant to this Agreement shall be limited in any case to the Company and its assets and neither the Fund, Distributor nor Adviser shall seek satisfaction of any such obligation from the shareholders of the Company, the directors, officers, employees or agents of the Company, or any of them.

12.11.     No provision of this Agreement may be deemed or construed to modify or supersede any contractual rights, duties, or indemnifications, as between the Adviser and the Fund, and the Distributor and the Fund.

12.12.     No provision of this Agreement may be amended or modified in any manner except by a written agreement properly authorized and executed by the parties.

Classification: Company Confidential

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed in its name and on its behalf by its duly authorized representative and its seal to be hereunder affixed hereto as of the date specified below.

EQUITABLE FINANCIAL LIFE INSURANCE COMPANY, ON BEHALF OF CERTAIN SEPARATE ACCOUNTS

By its authorized officer,

By:		Kenneth Kozlowski
Title: Managing Director

EQUITABLE FINANCIAL LIFE INSURANCE COMPANY OF AMERICA, ON BEHALF OF CERTAIN SEPARATE ACCOUNTS

By its authorized officer,

By:		Kenneth Kozlowski
Title: Senior Vice President

PRINCIPAL VARIABLE CONTRACTS FUNDS, INC.

By its authorized officer,

By:
Title: Assistant Counsel

PRINCIPAL GLOBAL INVESTORS, LLC

By its authorized officer,

By:
Title: Assistant General Counsel

PRINCIPAL FUNDS DISTRIBUTOR, INC.

By its authorized officer,

By:
Title: Assistant Vice President

Classification: Company Confidential

SCHEDULE A

CONTRACTS

Equitable Financial Life Insurance Company

Separate Accounts and Associated Contracts

Name of Separate Account and Date of Establishment		Policy Form Numbers of Contracts Funded by Separate Account
Equitable Separate Account A	November 1, 1968	All Contracts
Equitable Separate Account FP	September 21, 1995	All Contracts
Equitable Separate Account I	February 14, 1985	All Contracts
Equitable Separate Account 45	May 1, 1995	All Contracts
Equitable Separate Account 49	May 1, 1996	All Contracts
Equitable Separate Account 65	December 1, 1996	All Contracts
Equitable Separate Account 66	February 4, 1997	All Contracts
Equitable Separate Account 70	March 16, 2012	All Contracts
Equitable Separate Account 206	April 6, 1999	All Contracts
Equitable Separate Account 301	August 27, 1986	All Contracts

Equitable Financial Life Insurance Company of America

Separate Accounts and Associated Contracts

Name of Separate Account and Date of Establishment		Policy Form Numbers of Contracts Funded by Separate Account
Equitable America Variable Account A	March 27, 1987	All Contracts
Equitable America Variable Account L	February 19, 1985	All Contracts
Equitable America Variable Account K	September 5, 2013	All Contracts
Equitable America Variable Account 70A	October 28, 2020	All Contracts

Classification: Company Confidential

SCHEDULE B

PORTFOLIOS

Blue Chip Account Class 3

Equity Income Account Class 3

Classification: Company Confidential

SCHEDULE C

FUND’S NAV ERROR CORRECTION POLICY

1.1.	NAV Error Identification

If a NAV error is less than $.01 per share on a given day, it is immaterial, and no corrective action is necessary. If the error equals or exceeds $.01 per share, then it is considered material and corrective action must be taken. The procedure for analyzing the per share impact of an error will be to divide the amount of error by shares outstanding on each day the error exists. The analysis to determine if an error is material is completed on the day the error is discovered. If there are multiple errors on any day, the cumulative effect of all errors on that day is used to determine materiality. Once corrective action is taken to resolve an error, the effect of the error is not used in subsequent error determinations.

1.2.	NAV Error Resolution/Correction

Once an error is determined to equal or exceed $.01 per share, a second decision point must be analyzed to determine the appropriate corrective action. If the difference in NAV is less than 0.5% of the corrected NAV, then the fund must be made whole, but individual transactions do not need to be reprocessed.1 The payment for making the fund whole will be based on net shareholder transactions (not including any shareholder transactions that were reprocessed) on each day the error exists.

If the difference in NAV equals or exceeds 0.5% of the corrected NAV, then the fund must be made whole. Individual subscription transactions must be reprocessed when the NAV is overstated, and individual redemption transactions must be reprocessed when the NAV is understated. However, if the dollar amount per shareholder is equal to or less than $10, then that transaction need not be reprocessed. Alternatively, additional individual transactions may be reprocessed.

1.3.	Procedure

The Adviser’s Fund Accounting group will review each NAV error on a case-by-case basis and apply the methodology discussed above. A file will be maintained that contains all of the information and decisions made regarding each NAV error occurrence. A summary of NAV errors is reviewed at least annually by the Audit Committee of the Board.

[1]	Alternatively, the Adviser may determine to reprocess all or a portion of the shareholder transactions on which the error had an impact.

Classification: Company Confidential

SCHEDULE D

EXPENSES

The Fund and/or the Distributor and/or Adviser, and the Company will coordinate the functions and pay the costs of the completing these functions based upon an allocation of costs in the tables below. Costs shall be allocated to reflect the Fund’s share of the total costs determined according to the number of pages of the Fund’s respective portions of the documents.

Item	Function	Party Responsible for Coordination	Party Responsible for Expense
Mutual Fund Prospectus & Summary Prospectus	Printing of prospectuses	Company	Company
	Distribution (including postage)	Company	Company
Mutual Fund SAI	Printing	Fund, Distributor or Adviser	Fund, Distributor or Adviser
	Distribution (including postage)	Party who receives the request	Party who receives the request
Proxy Material for Mutual Fund	Printing of proxy required by Law	Fund, Distributor or Adviser	Fund, Distributor or Adviser
	Distribution (including labor) of proxy required by Law	Company	Company
Mutual Fund Annual &Semi-Annual Report	Printing of reports	Fund, Distributor or Adviser	Fund, Distributor or Adviser
	Distribution	Company	Company
Notice of Availability Mutual Fund Annual & Semi-Annual Report	Printing of notice	Company	Fund, Distributor or Adviser
	Distribution	Company	Company
Other communication to New and Prospective clients	If Required by the Fund, Distributor or Adviser	Company	Distributor or Adviser
	If Required by Company or Law	Company	Company

Classification: Company Confidential

Item	Function	Party Responsible for Coordination	Party Responsible for Expense
Other communication to inforce	Distribution (including labor and printing) if required by the Fund, Distributor or Adviser	Company	Fund, Distributor or Adviser
	Distribution (including labor and printing) if required by Company	Company	Company

Operations of the Fund	All operations and related expenses, including the cost of registration and qualification of Fund shares, taxes on the issuance or transfer of Fund shares, cost of management of the business affairs of the Fund, and expenses paid or assumed by the fund pursuant to any Rule 12b-1 plan	Fund, Distributor or Adviser	Fund or Adviser

Operations of the Accounts	Federal registration of units of separate account (24f-2fees)	Company	Company

Classification: Company Confidential

SCHEDULE E

INFORMATION SECURITY REQUIREMENTS:

1.	CONFIDENTIALITY.

1.1 Defined. As used herein, a party’s “Confidential Information” will mean information or materials about the party or any of its affiliates, whether or not proprietary to the party or any of its affiliates, whether disclosed intentionally by or acquired unintentionally from the party, any affiliate, any of its other service providers, agents or representatives or any director, officer or employee of any of the foregoing, whether in written, electronic, visual or oral form, regardless of how transmitted, and whether or not marked “confidential” or “proprietary”, including, without limitation information concerning past, present or prospective products, assets, services, systems, customers, employees, financial professionals, shareholders, agents, representatives, finances, books and/or records, business affairs and/or relationships, business plans, trade secrets, methods of operations, distribution and/or marketing strategies and/or procedures or other internal matters. The party’s Confidential Information also includes any personal, financial or identifying information of an individual person including, without limitation, any past, present or prospective individuals who are customers, directors, officers, employees, financial professionals, shareholders, agents or representatives of the party or any of its affiliates, as name, address, telephone numbers, sex, age, social security number, account and/or employee numbers, finances, business, health, employment, credit standing, history, hobbies and personal relations and any list, description or other grouping directly or indirectly derived in whole or part therefrom (“Personal Information”) and information, directly or indirectly, derived by or on behalf of the party from the Confidential Information, using the Confidential Information exclusively or combined with other information, and information obtained by the party from third parties to expand upon, support or elucidate the Confidential Information and summaries and analyses of or involving the Confidential Information.

1.2 Obligations. The party receiving (“Receiving Party”) Confidential Information of the other party (“Disclosing Party”) will exercise at least the same degree of care with respect to the Disclosing Party’s Confidential Information that the Receiving Party exercises to protect its own Confidential Information, but in no event shall the Disclosing Party use less than reasonable care. The Receiving Party will only use or reproduce the Disclosing Party’s Confidential Information to the extent necessary to enable the Receiving Party to fulfill its obligations under this Agreement. Further, the Receiving Party may disclose the Disclosing Party’s Confidential Information to the directors, officers and/or employees of Receiving Party who have a need to know such information (and only to the extent necessary) in order to fulfill the purposes contemplated by this Agreement (“Qualified Staff Persons”), provided that Receiving Party has first informed such Qualified Staff Persons of the obligations imposed by this Section and remains liable at all times for the acts or omissions of its Qualified Staff Persons. Further, The Company will have the right to provide this Agreement to an affiliate.

1.3 Nondisclosure. Receiving Party shall not disclose Confidential Information to any other person, including without limitation any of its subsidiaries, affiliates, authorized subcontractors

Classification: Company Confidential

or other agents or representatives except such persons who have a need to know such information in order to fulfill the purposes contemplated by this Agreement. Any breach of confidentiality by such person shall be deemed to be a breach by Receiving Party of Receiving Party’s obligations hereunder.

1.4 Information Security Program. Each Receiving Party warrants and represents that it has adopted and implemented, and covenants that it will maintain, a comprehensive information security program ( the “Information Security Programs”) incorporating administrative, technical, and physical safeguards (a) to ensure the confidentiality of Personal Information in its possession or control; (b) to protect against any anticipated threats or hazards to the security or integrity of Personal Information; (c) to protect against unauthorized access to or use of Personal Information, including without limitation programs to train the Receiving Party’s personnel and agents in safeguarding the same, (d) to prevent the loss, destruction or alteration of the Confidential Information, and (e) to destroy all electronic and hard-copy materials containing the Confidential Information which the Receiving Party is permitted or required to destroy in a safe and secure manner.

1.5 Reviews. The Receiving Parties shall regularly audit and review their Information Security Programs to ensure its continued effectiveness to safeguard the Disclosing Company’s Personal Information as required herein and determine whether adjustments are necessary in light of circumstances including, without limitation, changes in technology, information systems, new or revised regulations, industry best practices or changing threats or hazards to The Disclosing Company’s Personal Information. Upon reasonable request by the Disclosing Party, the Receiving Party shall provide assistance with respect to the Disclosing Party’s reasonable inquiries regarding the Receiving Party’s Information Security Program and its data security policies and procedures with respect to the Disclosing Party’s Confidential Information.

1.6 Incident Management. The Trust, the Advisor, and the Administrator shall: Notify the Company of a security breach as soon as practicable, once the Trust, the Advisor, or the Administrator becomes aware of any such breach but in no event later than in the time required by applicable state and federal laws and regulations; and Notify the Company’s Chief Privacy Officer of any security breaches or unauthorized data exposures by e-mailing the Company with a read receipt at PrivacyOffice@equitable.com, and with a copy by e-mail to the Fund, the Adviser, and the Distributor’s primary business contact within the Company.

1.7 Mitigation. The Receiving Party understands and acknowledges that any security breach of Personal Information may impose obligations on the Disclosing Party to notify affected individuals as well as regulators of such security breach and take steps, among others, to mitigate any adverse impact or other harm to its customers and/or prospective customers arising from such security breach. The Receiving Party agrees to cooperate with and assist the Disclosing Party in meeting all such obligations.

Classification: Company Confidential

1.8 Nonconfidential Information. Notwithstanding anything to the contrary herein, Receiving Party shall have no obligation to preserve the confidentiality of any Confidential Information which:

(1)     is or becomes publicly known (other than through unauthorized disclosure by the Disclosing Party) and is available to Receiving Party without use of or reference to any of Disclosing Party’s Confidential Information;

(2)     at the time of disclosure to Receiving Party, is already in the possession of or known to Receiving Party and is available to Receiving Party without use of or reference to any of Disclosing Party’s Confidential Information and is not subject to any other confidentiality undertaking;

(3)     is disclosed to Receiving Party by any person or entity other than Disclosing Party and is available to Receiving Party without use of or reference to any of Disclosing Party’s Confidential Information and is not subject to any other confidentiality undertaking; or

(4)     is developed by Receiving Party without use of or reference to any Confidential Information or any other information subject to a confidentiality undertaking.

The foregoing exceptions shall not apply to Personal Information.

1.9 Government Disclosures. In the event that Receiving Party becomes legally compelled by a court of competent jurisdiction or by a governmental body to disclose any Confidential Information, Receiving Party will give Disclosing Party prompt written notice of such requirement, together with a copy of such demand, to enable Disclosing Party to seek a protective order or other remedy. In the event that Disclosing Party elects not to seek or is unable to obtain a protective order or other remedy, Receiving Party will only disclose that portion of the Disclosing Party’s Confidential Information which it is advised in writing by its legal counsel is legally required to be disclosed and will make reasonable efforts to obtain assurance that confidential treatment will be accorded such Confidential Information.

1.10 Return of Confidential Information. Except as otherwise expressly provided in this Agreement or to the extent that such Confidential Information is a record that the Receiving Party is required to maintain by law, Receiving Party will, and will cause all others in possession to, return to Disclosing Party (or such third party or parties as Disclosing Party may designate in writing) all documents and materials (and all copies thereof) containing Confidential Information, whether in hardcopy, electronic form or otherwise, promptly following termination of this Agreement, with or without cause. The Receiving Party will certify in writing that it has fully complied with its obligations under this Section within seven (7) days after its receipt of a request from the Disclosing Party for such a certification.

1.11 Third-Party Suppliers, Sub-contractors, Sub-servicers and/or Hosting Providers: Each party warrants and represents that it will ensure that each of its third-party suppliers, sub-contractors, sub-servicers and/or hosting provider adhere to the party’s obligation of ensuring its continued effectiveness to safeguard Confidential Information and maintenance of a security program, including incorporation of administrative, technical and physical safeguards. Each

Classification: Company Confidential

party shall review their third-party suppliers, sub-contractor, sub-servicer and/or hosting providers controls to help ensure effectiveness of their internal control environment, including the design and implementation of their programs to reasonably prevent a cyber breach or fraud.

Classification: Company Confidential